                                  EXHIBIT 12.1

                           AMERICA WEST AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)


                                         SIX MONTHS ENDED
                                             JUNE 30,                              YEAR ENDED DECEMBER 31,
                                      ----------------------     ------------------------------------------------------------
                                        2001          2000         2000         1999         1998         1997         1996
                                        ----          ----         ----         ----         ----         ----         ----
Computation of earnings:
Income (loss) before income taxes
   and extraordinary item ..........  $(82,952)     $ 76,284     $ 15,141     $200,974     $184,557     $140,673     $ 34,493

Add:
Interest expense including
   amortization of debt expense ....    14,158        11,755       23,874       30,486       34,924       39,620       49,678
Interest portion of rent expense ...    75,664        69,051      142,252      121,722      110,125      102,805       93,539
                                      --------      --------     --------     --------     --------     --------     --------
Income (loss), as adjusted .........  $  6,870      $157,090     $181,267     $353,182     $329,606     $283,098     $177,710
                                      ========      ========     ========     ========     ========     ========     ========
Computation of fixed charges:
Interest expense including
   amortization of debt expense ....  $ 14,158      $ 11,755     $ 23,874     $ 30,486     $ 34,924     $ 39,620     $ 49,678
Interest portion of rent expense ...    75,664        69,051      142,252      121,722      110,125      102,805       93,539
Capitalized interest ...............     6,547         3,775        9,026        6,100        4,852          553           --
                                      --------      --------     --------     --------     --------     --------     --------
Fixed charges ......................  $ 96,369      $ 84,581     $175,152     $158,308     $149,901     $142,978     $143,217
                                      ========      ========     ========     ========     ========     ========     ========
Ratio of earnings to fixed
   charges(1)(2) ...................        --          1.86         1.03         2.23         2.20         1.98         1.24

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(1)  For the purpose of computing the ratio of earnings to fixed charges,
     "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(2) Earnings were inadequate to cover fixed charges by $90.0 million for the six months ended June 30, 2001.